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Exhibit 10.2

No. 522 of Registry of Deeds for 2007

Transacted at Frankfurt am Main, on 16 July 2007.

Before the undersigned civil-law notary in the District of the Court of Appeals of Frankfurt am Main

Dr. Wolfgang Hauser

with office at Frankfurt am Main, appeared today, with the request to notarise the following

Share Purchase and Transfer Agreement

1.
Dr. Matthias Scheifele, born on 21 September 1974, with business address at Bockenheimer Landstraße 24, 60323 Frankfurt am Main;

here not acting in his own name and on his own behalf but by virtue of an unrevoked—notarial authenticated—power of attorney dated July 13, 2007, which was presented as a copy during the notarisation (the appeared person promised to submit the original without delay), in the name and on behalf of

    Allianz Lebensversicherungs Aktiengesellschaft, with business seat at Stuttgart and registered with the commercial register of the Stuttgart Local Court under no. HRB 20231;

        —hereinafter also referred to as "Seller"—

        and

2.
Mr. Stefan Skulesch, born on 5 March 1972, with business address at Simmons & Simmons, MesseTurm, Friedrich-Ebert-Anlage 49, 60308 Frankfurt am Main

here not acting in his own name but by virtue of an unrevoked—notarial authenticated—power of attorney dated 26 June 2007 and a written subpower of attorney, which were presented in original during the notarisation and copies which are herewith certified are attached to this deed, in the name and on behalf of

        Watson Wyatt GmbH, registered with the commercial register of the Munich Local Court under HRB no. 167676 with business address at Theresienhöhe 13a, 80339 Munich,

—herein referred to as "Buyer"-

3.
Mr. Stefan Skulesch, born on 5 March 1972, with business address at Simmons & Simmons, MesseTurm, Friedrich-Ebert-Anlage 49, 60308 Frankfurt am Main,

here not acting in his own name but by virtue of an unrevoked—notarial authenticated—power of attorney dated 6 July 2007 and a written subpower of attorney, which were presented in original during the notarisation and copies which are herewith certified are attached to this deed, in the name and on behalf of

    Watson Wyatt Worldwide, Inc., Registration number 3138892, with business address at 901 North Globe Road, Arlington, Virginia 22203, USA

—herein referred to as "Guarantor"-

—herein Seller, Buyer and Guarantor are collectively referred to as the "Parties" each of them a "Party"-.

The appearing persons identified themselves to the civil-law notary by their valid German identity cards.

The civil-law notary asked whether there has been any prior involvement in the meaning of Section 3 Subsection 1 no. 7 German Notarisation Act (Beurkundungsgesetz, BeurkG) in the context of the sale and transfer as contemplated in the following. The appearing persons declared that there has not been such prior involvement.

The appearing persons asked for notarisation of this deed in the English language. The civil-law notary, who is fully capable of the English language himself, ascertained himself that all appearing persons are fully capable of the English language as well. He instructed the appearing persons of their right for a sworn interpreter. The appearing persons, each of them individually, waived such right.

The appearing persons then declared the following:

Share Purchase and Transfer Agreement

(the "Agreement")

Recitals

WHEREAS,	the Seller intends to be—at the time of the Closing—the sole shareholder of DR. DR. HEISSMANN GMBH UNTERNEHMENSBERATUNG FÜR VERSORGUNG & VERGÜTUNG, a company with limited liability duly established and existing under the laws of the Federal Republic of Germany,
WHEREAS,
DR. DR. HEISSMANN GMBH UNTERNEHMENSBERATUNG FÜR VERSORGUNG & VERGÜTUNG and its various wholly and partially owned subsidiaries are engaged in the employee benefit consulting business and related business areas primarily on the German market and on other European countries (herein referred to as the "Business"),
WHEREAS,
The Buyer is a wholly owned subsidiary of Watson Wyatt Worldwide Inc (herein referred to as the ?Watson Wyatt"), being interested to expand its employee benefit consulting business activities in the German and European market,
WHEREAS,
Watson Wyatt carries on business as consultants and actuaries, in various areas including retirement benefits, human resources, actuarial, investment and insurance consultancy and other related activities throughout the world, directly or through subsidiary or affiliated companies and partnerships which it controls or in which it has an interest,
WHEREAS,	The Seller intends to sell to the Buyer and the Buyer intends to acquire from the Seller directly and indirectly all shares in the Target Companies,
WHEREAS,	The Guarantor intends to guarantee the performance of the obligations of the Buyer in connection with the sale of the shares in the Target Companies,

NOW THEREFORE, the Parties hereto agree as follows:

Section 1

Corporate Ownership, Structure of the Target Companies

1.1
DR. DR. HEISSMANN GMBH UNTERNEHMENSBERATUNG FÜR VERSORGUNG & VERGÜTUNG

Seller is sole shareholder of

DR. DR. HEISSMANN GMBH UNTERNEHMENSBERATUNG FÜR VERSORGUNG & VERGÜTUNG

(Wiesbaden Local Court/HRB no. 2242)

(herein referred to as the"Heissmann").

        Heissmann has a stated share capital of DM 322,400.00 which is divided in the following shares:

  (1)
  one share with a nominal amount of DM 152,400.00,

  (2)
  one share with a nominal amount of DM 75,000.00,

  (3)
  one share with a nominal amount of DM 22,400.00,

  (4)
  one share with a nominal amount of DM 24,200.00,

  (5)
  one share with a nominal amount of DM 7,300.00,

  (6)
  one share with a nominal amount of DM 7,300.00,

  (7)
  one share with a nominal amount of DM 6,500.00,

  (8)
  one share with a nominal amount of DM 27,300.00.

1.2
Subsidiaries of Heissmann

Heissmann is a shareholder in the following companies, holding as of Closing the shares set out below:

1.2.1
All shares in HEISSMANN CONSULTANTS GmbH, a limited liability company duly organised under the laws of Germany, with registered office at Wiesbaden, and registered with the commercial register of the Wiesbaden Local Court under HRB 20515 (herein referred to as the "Heissmann Consultants"). The registered share capital of Heissmann Consultants amounts to EUR 25,000.00.

1.2.2
All shares in Verlag Arbeit und Alter GmbH, a limited liability company duly organised under the laws of Germany, with registered offices at Wiesbaden, and registered with the commercial register of the Wiesbaden Local Court under HRB 2344 (herein referred to as the "Verlag"). The registered share capital of Verlag amounts to DM 50,000.00.

1.2.3
All stock in PM & S Pensions-Management und Sicherungs-Treuhand AG, a stock corporation duly organised under the laws of Germany, with registered offices at Wiesbaden, and registered with the commercial register of the Wiesbaden Local Court under HRB 21589 (herein referred to as the "PM&S"). The registered stock capital of PM&S amounts to EUR 50,000.00.

1.2.4
All shares in Buck Heissmann GmbH, a limited liability company duly organised under the laws of Germany, with registered offices at Wiesbaden, and registered with the commercial register of the Wiesbaden Local Court under HRB 2165 (herein referred to as "Buck Heissmann Germany"). The registered share capital of Buck Heissmann Germany amounts to DM 100,000.00.

1.2.5
All shares in Buck Heissmann Holding GmbH, a limited liability company duly organised under the laws of Germany, with registered offices at Wiesbaden, and registered with the commercial register of the Wiesbaden Local Court under HRB 11584 (herein referred to as "Buck Heissmann Holding"). The registered share capital of Buck Heissmann Holding amounts to EUR 50,050.00.

1.3
Subsidiaries of Buck Heissmann Holding

Buck Heissmann Holding is a shareholder in the following companies, holding as of Closing the shares set out below:

1.3.1
All shares in Buck Heissmann (Ireland) Limited, a limited liability company duly organised under the laws of Ireland, with registered offices at Dublin, and registered with the Companies Registration Office under No. 309941 (herein referred to as the "Buck Heissmann Ireland"). The total issued share capital of Buck Heissmann Ireland amounts to EUR 12,500.00.

1.3.2
All shares in Buck Heissmann Sàrl, a limited liability company duly organised under the laws of Switzerland, with registered offices in Geneva, and registered with the commercial register of Geneva under No. CH-660-0236002-2 (herein referred to as the "Buck Heissmann Switzerland"). The registered share capital of Buck Heissmann Switzerland amounts to SFR 100,000. Buck Heissmann Switzerland is a shelf company (Mantelgesellschaft) which has never become active as a company. Buck Heissmann Switzerland is in the process of being liquidated. The liquidation proceedings are expected to be completed in 2008.

1.3.3
All shares in Buck Heissmann BV, a limited liability company duly organised under the laws of the Netherlands, with registered offices at Amsterdam, and registered with the Kamer van Koophandel of Utrecht under No. 29051377 (herein referred to as the "Buck Heissmann Netherlands"). The registered share capital of Buck Heissmann Netherlands amounts to EUR 27,000.00.

1.3.4
All shares in Buck Heissmann SARL, a limited liability company duly organised under the laws of France, with registered offices at Paris, and registered with the commercial register of Nanterre under No. R.C.S. Nanterre 489.155.408 (herein referred to as the "Buck Heissmann France"). The registered share capital of Buck Heissmann France amounts to EUR 220,000.

1.4
Subsidiaries of Buck Heissmann Germany

1.4.1
Buck Heissmann Germany is a shareholder in the following companies:

Buck Heissmann Germany holds 60% of the shares in Buck Heissmann GmbH, a limited liability company duly organised under the laws of Austria, with registered offices at Vienna, and registered with the commercial register under No. FN 087513x (herein referred to as the "Buck Heissmann Austria"). The registered share capital of Buck Heissmann Austria amounts to EUR 36,500.00.

1.4.2
Buck Heissmann Germany holds all shares in IPC Heissmann Versicherungsservice GmbH, a limited liability company duly organised under the laws of Germany, with registered offices at Wiesbaden, and registered with the commercial register of the Wiesbaden Local Court under HRB 13058 (herein referred to as the "IPC"). The registered share capital of IPC amounts to EUR 26,000.00.

1.5
Subsidiary of Buck Heissmann Ireland

Buck Heissmann Ireland is a shareholder in the following company:

Buck Heissmann Ireland holds 99% of the total issued share capital in BCI Trustees Limited, a limited liability company duly organised under the laws of Ireland, with registered offices in Dublin and registered with the Companies Registration Office under No. 35822. The remaining 1% of the total issued share capital is held by Derek McNamee.

1.6
Definition of Target Companies, Shares, Target Shares

1.6.1
Heissmann Consultants, Verlag, PM&S, IPC and Buck Heissmann Germany are herein collectively referred to as the "Heissmann German Subsidiaries" and each of them as the "Heissmann German Subsidiary".Heissmann and the Heissmann German Subsidiaries are herein collectively referred to as the ?Heissmann German Target Companies" and each of them the "Heissmann German Target Company". Buck Heissmann Holding, Buck Heissmann Ireland, Buck Heissmann Switzerland, Buck Heissmann Austria, Buck Heissmann Netherlands, Buck Heissmann France and BCI Trustees Limited are herein collectively referred to as the "Heissmann European Target Companies" and each of them as "Heissmann European Target Company".

The Heissmann German Target Companies and the Heissmann European Target Companies are herein collectively referred to as the "Target Companies" and each of them as a"Target Company".

1.6.2
The shares held by Seller in Heissmann (as described in Section 1.1 above) are herein collectively referred to as the "Shares" and each of them as a "Share".

1.6.3
The Shares and the shares which Heissmann holds, directly or indirectly in the Target Companies, are herein collectively referred to as the "Target Shares" and each of them as a "Target Share". The Shares and the shares of the Heissmann German Subsidiaries are herein collectively referred to as the "Target German Shares" and each of them as a "Target German Share". The shares of the Heissmann European Target Companies are herein collectively referred to as the "Target European Shares" and each of them as a "Target European Share".

Section 2

Sale and Purchase of the Shares

2.1
Sale and Purchase of the Shares

Seller hereby sells, and Buyer hereby purchases upon the terms and conditions of this Agreement, the Shares with all rights and obligations attaching thereto, including the right to all profits (including the right to all profits of the fiscal year commencing 1 April 2007). Otherwise, as amongst the Parties, the sale and the purchase of the Shares shall have commercial effect as of July 2, 2007. For the avoidance of doubt: Seller shall have the right to dividends regarding the fiscal year ended 31 March 2007 which have been declared by means of a shareholders' resolution prior to the date of this Agreement and will be distributed prior to the Closing.

2.2
Assignment of Shares

Seller hereby transfers the Shares with effect "in rem" (mit dinglicher Wirkung)—subject to the condition precedent that all Closing Conditions have occurred or have been duly waived in accordance with Sections 5.2 through 5.5 and that the Purchase Price due and payable at the Closing has been duly paid—to Buyer and Buyer hereby accepts such transfer.

2.3
Target Companies' Names

The Seller shall be free to eliminate from the company names (Firmen) and from all other names and all trademarks, web sites, domain names and logos of, and from all materials used by, the Target Companies any references to the Buck group and, if any, to the Seller. If Seller has not completed such elimination at the time of the Closing Buyer shall cause such elimination to take place or to be completed, respectively. Apart from the elimination according to the preceding sentences, the company name of the business of Heissmann after the Closing is intended to be "Watson Wyatt Heissmann". Over time this name may be reviewed by the business.

Section 3

Purchase Price; Conditions of Payment

3.1
Purchase Price

The total purchase price payable by Buyer to Seller as consideration for the Shares (herein referred to as the "Total Purchase Price") shall be EUR 99,047,339 (in words: ninety-nine million forty-seven thousand threehundred thirty-nine Euros).

3.2
Allocation of Total Purchase Price

The Parties agree that the Total Purchase Price with respect to the shares in the Target Companies shall be allocated as set forth in Annex 3.2.

3.3
Payment of Total Purchase Price

The Total Purchase Price shall be paid at Closing by the Buyer to the Seller

3.4
Conditions of Payment

3.4.1
All payments owed under this Section 3 to the Seller shall be paid free and clear of costs and charges in immediately available funds to the following bank account:

Bank account owner:	Allianz Lebensversicherungs AG
Bank account number:	903001300
Bank:	Dresdner Bank AG, Stuttgart
Bank sort code:	60080000
IBAN:	DE55 6008 0000 0903 0013 00
BIC:	DRES DE FF 600
3.4.2
Any payment under this Section 3 shall be deemed made as soon as it has been credited on the account of the recipient.

Section 4

Financial Statements

Prior to the signing of this Agreement Seller has submitted to Buyer the audited financial statements of the Heissmann German Target Companies with respect to the fiscal year ending on 31 March 2007 (herein referred to as the "Audited Financial Statements") and the financial statements of each of the Heissmann European Subsidiaries for the fiscal year ending on 31 December 2006 (herein referred to as the "European Financial Statements"). The Audited Financial Statements and the European Financial Statements are herein collectively referred to as the "Financial Statements". Buyer had prior to the signing of this Agreement the opportunity to review the Financial Statements together with its financial advisers. This review and any knowledge derived therefrom does not affect the Buyer's right under this agreement unless explicitly agreed otherwise in this Agreement.

Section 5

Closing; Closing Conditions

5.1
Closing; Closing Date

5.1.1
The Parties shall take the actions set forth in Section 5.7 (herein referred to as the "Closing") within five (5) Business Days after the date on which the last of the Affirmative Closing

  Conditions has been satisfied or waived by the Buyer. The merger control clearance of the transactions envisaged by this Agreement has already been granted by decision of the German Federal Cartel Office dated June 19, 2007. The aforesaid shall only apply if (i) no Negative Closing Condition occurs prior to the Closing or (ii) the Buyer or the Seller, respectively, demands the Closing regardless of the occurrence of any Negative Closing Condition.

5.1.2
The Closing shall take place at 10.00 a.m. CET at the offices of Heissmann in Wiesbaden or at such place or time the Parties will have agreed upon. The date on which the Closing occurs shall herein be referred to as the "Closing Date".

5.2
Affirmative Closing Conditions

The Buyer shall only be obligated to carry out the Closing if each of the following conditions has been satisfied (such conditions are herein referred to as the "Affirmative Closing Conditions" and each of them as a "Affirmative Closing Condition"):

5.2.1
Merger control clearance with respect to the redemption of the shareholding of Buck Heissmann, LLC in Buck Heissmann Holding (which has been obtained on July 11, 2007);

5.2.2
Seller acquired all shares in Heissmann.

5.2.3
Payment of the dividend regarding the fiscal year ended on 31 March 2007 by Heissmann to its shareholders in accordance with the shareholders' resolution dated 9 July 2007.

5.3
Negative Closing Conditions

The Buyer and Seller, respectively, shall further only be obligated to carry out the Closing if none of the following circumstances (herein collectively referred to as "Negative Closing Conditions" and each of them as a "Negative Closing Condition") has occurred:

5.3.1
At least one of the Seller's Guaranties or of the Buyer?s Representations under Section 11.1, or covenants of the Seller under Section 10 hereof, which are not qualified by "materiality" or "material adverse effect", is at the Closing Date, incomplete or incorrect in material respects, and such incompleteness or incorrectness cannot reasonably be remedied by the remedies provided for in Section 7 or Section 11.2, respectively.

5.3.2
At least one of the Seller's Guaranties or of the Buyer?s Representations under Section 11.1, or covenants of the Seller under Section 10 hereof, which are qualified by "materiality" or "material adverse effect" is at the Closing Date, incomplete or incorrect, and such incompleteness or incorrectness cannot reasonably be remedied by the remedies provided for in Section 7 or Section 11.2, respectively.

5.4
Waiver of Affirmative Closing Conditions; Closing despite Negative Closing Conditions

5.4.1
The Buyer shall be entitled in its absolute discretion, by written notice to the Seller, to waive the Affirmative Closing Conditions set forth in Section 5.2 hereof either in whole or in part. Any such waiver shall not preclude the exercise of any other right or remedy of the Buyer under this Agreement.

5.4.2
The Seller shall, upon request by the Buyer, be obligated to carry out the Closing regardless of whether any or all of the Negative Closing Conditions related to the Guaranties or covenants of Seller have occurred. The Buyer shall, upon request by the Seller, be obligated to carry out the Closing regardless of whether any or all of the Negative Closing Conditions related to the Guaranties of Buyer have occurred. Any such demand by Buyer or Seller, respectively, shall not preclude the exercise of any other right or remedy of the Buyer or Seller, respectively, under this Agreement.

5.5
Obligations with Respect to the Closing Conditions

5.5.1
The Seller and the Buyer, respectively, shall see to it, and use their respective powers accordingly, that all actions required for the fulfilment of the Affirmative Closing Conditions be initiated and completed as soon as reasonably practicable after the date of this Agreement.

5.5.2
The Parties shall inform each other without delay (unverzüglich) in each case as soon as any Affirmative Closing Condition has been satisfied. The Seller and the Buyer shall inform each other without delay in each case as soon as any Negative Closing Condition has occurred or its occurrence is imminent.

5.6
Consequences of Non-Satisfaction of Affirmative Closing Conditions and Occurrence of Negative Closing Conditions

5.6.1
The Seller shall have the right to rescind (zurücktreten), and the Buyer shall have the right to rescind, this Agreement by written notice by the rescinding Party to the other Party if any of the Affirmative Closing Conditions set forth in Section 5.2 has not been satisfied, at the latest, on 31 December 2007, such right of rescission to be exercised no later than 15 January 2008.

5.6.2
[intentionally left blank]

5.6.3
Any rescission under Section 5.6.1 shall be valid only if the recipient Party has received such written notice of rescission prior to the date on which the relevant Affirmative Closing Condition has been satisfied or waived.

5.6.4
The Buyer shall further have the right to rescind this Agreement by written notice to the Seller if at least one Negative Closing Condition related to Seller?s Guaranties or covenants occurs prior to the Closing which cannot be reasonably remedied. The Seller shall further have the right to rescind this Agreement by written notice to the Buyer if at least one Negative Closing Condition related to Buyer?s Representations occurs prior to the Closing which cannot be reasonably remedied.

5.7
Closing

5.7.1
At the Closing the Buyer shall pay the Total Purchase Price.

5.7.2
After the Total Purchase Price has been fully paid, Seller and Buyer shall confirm in a written document, to be jointly executed substantially in the form of the draft as attached hereto as Annex 5.7.2 that all Closing Actions have been taken and that the Closing has occurred. The execution of the Closing Confirmation shall not prejudice the rights of the Parties arising out of or under this Agreement or under applicable law.

Section 6

Seller's Guaranties

6.1
Seller's Guaranties

The Seller hereby guarantees to the Buyer with respect to the Target Companies, by way of an independent promise of guaranty (selbständiges Garantieversprechen) in accordance with Section 311 para. 1 of the German Civil Code (Bürgerliches Gesetzbuch) (herein collectively referred to as the

  "Guaranties" and each of them as a "Guaranty") that the statements set forth herein are complete and correct as of the date indicated in each case.

6.1.1
Corporate Issues

(1)
As per the Closing Date, each of the Target Companies has been duly established and validly exists under the laws of its jurisdiction of incorporation with the exception of Buck Heissmann Switzerland which is in liquidation as set forth in Section 1.3.2.

(2)
As per the Closing Date, the statements made in Sections 1.1 through 1.4, including, without limitation, with respect to the Target Companies their registered share capital and division of the share capital are complete and correct. The share capital of each of the Target Companies is fully paid-in and not reduced or impaired by losses, non-assessable (keine Nachschußpflicht), and no repayments or refunds, neither openly nor concealed, have been made.

(3)
As per the Closing Date, the articles of association of the Target Companies, to Seller?s Knowledge, are valid and in full force and effect. As per the Closing Date, there are no shareholders' agreements of the Target Companies in place with the exception of those disclosed in Annex 6.1.1 (3).

(4)
As per the Closing Date, the Seller is entitled to freely dispose of the Shares without any limitations or restrictions, the Target Shares are validly existing, free and clear of any claims, rights (including any pre-emptive rights—Vorkaufsrechte, rights of first refusal—Vorerwerbsrechte, subscription rights—Bezugsrechte, option rights—Optionsrechte) and privileges of third parties (including, without limitation, authorities or other public bodies).

(5)
As per the Closing Date, except as disclosed in Annex 6.1.1 (5)a, the Target Companies have not entered into any silent partnership agreements (Stille Beteiligungen), domination and profit and loss pooling agreements or any other agreements within the meaning of Section 291 et seq. of the German Stock Corporation Act or similar agreements such as plant management agreements (Betriebsführungsverträge). Except as disclosed in Annex 6.1.1 (5)b, as per the Closing Date, the Target Companies do not participate in any cash pooling systems or similar systems. To Seller?s Knowledge, as per the Closing Date, none of the Target Companies is a party to any agreement with respect to the acquisition or sale of, or an economically equivalent transaction involving, an interest in any other third party or any business or parts thereof, other than agreements where the material obligations (Hauptleistungspflichten) have already been fully perfomed by all parties thereto

(6)
As per the Closing Date, other than the participations referred to in Section 1.3 through 1.5, Heissmann does not hold—either directly, indirectly or in trust—

(a) for strategic purposes any shares or equity (including, without limitation, silent partnerships and sub-participations) in, nor has it entered into any agreement or made or received an offer to hold for strategic purposes any shares or equity in or to establish, any other strategic entity and/or

(b) any shares or equity (including, without limitation, silent partnerships and sub-participations) in, nor has entered into any agreement or has made or received an offer to hold any shares or equity in or to establish, any other entity as a financial investment with a market value in excess of EUR 10,000 in the individual case. To Seller's Knowledge, as per the Closing Date, none of the Target Companies is party to any material joint venture, consortium, partnership or other syndicate except as listed in Annex 6.1.1 (6).

(7)
To Seller's Knowledge, as per the Closing Date, with the exception of Buck Heissmann Switzerland which is in liquidation as set forth in Section 1.3.2, no insolvency, judicial composition or comparable proceedings have been initiated or applied for under applicable law against any of the Target Companies, nor have any material legal proceedings or other enforcement measures been initiated or applied for with respect to any property or other assets of any of the Target Companies. As per the Closing Date, to Seller's Knowledge, none of the Target Companies is over-indebted (überschuldet) or illiquid (zahlungsunfähig), nor is illiquidity impending and none of the Target Companies has ceased or suspended payments (Zahlungen eingestellt), and no debt settlement or other arrangement relating to the avoidance of insolvency proceedings between any of the Target Companies on the one hand and any of its creditors on the other hand has been proposed or approved within the last three (3) years before the Closing Date.

  (8)
  This Agreement constitutes the valid and binding obligations of the Seller, enforceable under German law against the Seller in accordance with its terms and conditions.

6.1.2
Financial Statements

(1)
The copies of the Financial Statements submitted to the Buyer are complete and true to original. The Financial Statements have been prepared in accordance with any applicable local provisions and, in particular, with respect to Heissmann and Heissmann German Subsidiaries with German generally accepted accounting principles as consistently applied with past practice, maintaining the same accounting and valuation principles, methods and rules.

(2)
The Financial Statements present a true and fair view of the assets and liabilities (Vermögenslage), financial condition (Finanzlage) and results of operation (Ertragslage) of each of the Target Companies as for the times and for the periods referenced therein. Seller did not make any provisions with respect to the maintenance of leased property.

(3)
Except as listed in Annex 6.1.2 (3), since 1 January 2007 none of the Target Companies has resolved or distributed any dividends, neither openly nor, to Seller?s Knowledge, hidden.

(4)
To Seller's Knowledge, as per the Closing Date, the books and accounts of the Target Companies are materially complete and accurate and have been properly maintained in full compliance with all applicable regulations.

6.1.3
Real Property

(1)
As per the Closing Date, none of the Target Companies does own real estate. None of the Target Companies has entered into any binding agreement upon the purchase of real estate or rights comparable to real estate (grundstücksgleiche Rechte).

(2)
Annex 6.1.3 (2) contains a complete and correct list of all leased real estate.

6.1.4
Material Agreements

(1)
To the Seller's Knowledge, as of the date of this Agreement, Annex 6.1.4 (1) contains a complete and correct list of all Material Agreements as defined herein. "Material Agreements" (individually a "Material Agreement") shall mean any agreements (whether express or implied and whether entered into in writing or orally, in each case as amended) the Target Companies are party to and which (i) have been entered into after 31 December 2005, and (ii) have not yet been fully performed—including any secondary, accessory, contingent or future obligations—by both parties to such agreements as of the date of this Agreement, and (iii) the effects of which have not fully been reflected in the Financial Statements and (iv) which have not been clearly disclosed by Seller to Buyer in connection with the due diligence process and (v) which fall within one or more of the categories indicated below:

(i)
agreements relating to the acquisition or sale of fixed assets (excluding agreements relating to the sale and acquisition of real property), with a value exceeding EUR 100,000 in the individual case, and agreements relating to the acquisition or sale of enterprises, businesses or parts thereof, with a value exceeding EUR 500,000;

    (ii)
    loan and credit agreements (other than intra group cash pooling arrangements) in the individual case resulting in an indebtedness of a Target Company in excess of EUR 100,000 other than as set out in Annex 6.1.4 (1) under (ii);

    (iii)
    guaranties, suretyships (Bürgschaften), assumption of debts (Schuldübernahme, Schuldbeitritt), comfort letters or similar legal instruments of any kind issued by any of the Target Companies in the individual case with a value at risk of more than EUR 100,000;

    (iv)
    agreements with third party advisors or consultants (i) providing for a fixed annual remuneration of more than EUR 100,000 in each individual case and (ii) the term of which expires after 31 December 2007;

    (v)
    agreements with third party enterprises (non-employees) relating to profit or revenue participations, stock options, and similar agreements or schemes involving commercial interests exceeding EUR 100,000 in each individual case;

    (vi)
    agreements prohibiting or limiting the ability of a Target Company to engage in the business activity as conducted on the date of this Agreement or to compete with any person (including any exclusive purchasing or sales agreements);

    (vii)
    agreements or obligations which have been entered into or incurred outside the ordinary course of business involving payment obligations in excess of EUR 100,000 in each individual case;

    (viii)
    agreements between any of the Target Companies on the one hand and the Seller and/or Affiliates of the Seller (other than the Target Companies) on the other hand which are not at arms length and which have a value in excess of EUR 100,000 in each individual case;

    (ix)
    any and all ongoing agreements between any of the Target Companies on the one hand and Buck Consultants, LLC (or any of its Affilates) on the other hand if the business of the Target Companies materially depends upon the continuation of those agreements;

    (x)
    other agreements (with the exception of employment agreements of employees of the Target Companies) and obligations which (i) provide for annual payments of a Target Company in excess of of EUR 100.000 in the individual case, and (ii) have a fixed term at least until 31 December 2007.

  (2)
  To Seller's Knowledge as per the date of this Agreement, all Material Agreements are valid, legally binding and enforceable. To Seller's Knowledge as per the date of this Agreement, except as disclosed in Annex 6.1.4 (2), (i), the Target Companies have complied with their obligations under the Material Agreements, except where the failure to do so would not cause a Material Adverse Effect, and (ii) none of the Material Agreements has been terminated by any party, nor has any party given written notice about its intention to terminate a Material Agreement. For the purposes of this Agreement, Material Adverse Effect means any change or effect that is materially adverse to the amount of at least EUR 1,000,000 (present value as of the date of notarisation) to the financial condition, results of operations, business operations or assets of the Target Companies taken as a whole (herein referred to as "Material Adverse Effect").

  (3)
  Seller has submitted prior to the signing of this Agreement to Buyer a true and correct list of the Top 20 customers of Heissmann in Germany for the fiscal year ending on 31 March 2007.

6.1.5
Labour Matters; Powers of Attorney

(1)
Annex 6.1.5 (1) contains, as per the date of this Agreement to Seller's Knowledge a complete and correct list of all managing directors, members of supervisory or similar corporate bodies of the Target Companies, including relevant information on their position/occupation.

Prior to the date of this Agreement Seller has submitted to Buyer a list of the managing directors and senior management members in Germany who in the year 2006 had an annual gross remuneration for tax purposes of more than EUR 100,000 indicating their names, their function.

(2)
The Seller has prior to the date of this Agreement submitted to the Buyer complete and correct copies of all individual employment or service agreements, each in their current version, for (i) any managing director (Vorstand; Geschäftsführer) or similar executive and (ii) any employee whose gross annual remuneration for tax purposes exceeds EUR 150,000, of any of the Heissmann German Target Companies.

(3)
As per the Closing Date, the Target Companies have duly and timely fulfilled all payment and other obligations vis-à-vis their current and former employees including managing directors or similar executives or have duly accrued for them.

(4)
As per the date of this Agreement, no managing director, similar executive or member of the senior management (leitender Angestellter) has given notice or otherwise terminated, or, to the Seller's Knowledge, is about to give notice or otherwise terminate, the employment relationship with any of the Target Companies.

(5)
All future obligations under or in connection with the pension commitments, appertaining to periods until the Closing Date are recognized in the respective balance sheets as liabilities or provisions according to the requirements established by law (not exceeding the ceiling set by Section 6a German Income Tax Act (Einkommensteuergesetz) for Germany and the relevant acounting standards for other countries). For that purpose, the pension commitments were valued based on the most recent actuarial data and assumptions. To the extent reinsurance contracts or agreements with a similar effect have been concluded to cover such pension liabilities, to Seller's knowledge, all insurance premiums have been paid or accrued for the relevant period.

(6)
To Seller's Knowledge, no powers of attorney to sign or to represent any of the Target Companies have been issued to persons, companies or third parties, and are presently in force other than those registered in the Commercial Registers of the Target Companies or usual or reasonable in the ordinary course of business of companies such as the Target Companies.

(7)
To Seller's Knowledge, there are no agreements with employed or independent commercial agents or distributors, as per the date of this Agreement.

(8)
To Seller's Knowledge, since December 31, 2006, the Target Companies have not experienced any material disputes with any local authority (in particular regarding disabled persons and repayment duties) with respect to labor law matters or any strike or labour interruption.

6.1.6
Public Grants

To Seller's Knowledge, there are no public subsidies, allowances, grants and other public aids, in particular, without limitation, within the meaning of Article 87 of the EC Treaty (herein collectively referred to as the "Public Grants") granted to the Target Companies within the past 3 (three) years prior to the date of this Agreement..

6.1.7
[intentionally left blank]

6.1.8
Legal Proceedings

Seller has submitted to Buyer prior to the date of this Agreement a list with initiated, threatened and/or otherwise pending judicial, arbitration or administrative litigations or other proceedings. There are no other judicial, arbitration or administrative litigations or other proceedings, having a litigation value (Streitwert) in excess of EUR 100,000 in the individual case, initiated, pending or, to Seller's Knowledge, threatened to which any of the Target Companies is, directly or indirectly, a party or which, to Seller's Knowledge, may otherwise result in an obligation or liability of (including, without limitation, a right of recourse of any third party against) any of the Target Companies.

6.1.9
Permits; Compliance with Law

(1)
To Seller's Knowledge, the Target Companies have all licenses, concessions and permits of any kind required by law for the conduct and continuation of their present business as it is conducted on the date of this Agreement and have materially complied therewith.

(2)
To Seller's Knowledge, as per the date of this Agreement, the Target Companies are operated in compliance with all applicable laws except where the failure to comply would not reasonably be expected to have a materially adverse effect in the amount of at least EUR 100,000 to the financial condition, results of operations, business operations or assets of the Target Companies. To Seller's Knowledge, no Target Company—through one of its managing directors or senior employees—has directly or indirectly given or agreed to give any bribe or other illegal benefit to any other person in relation to and in connection with the business of a Target Company which constitutes a criminal offence.

6.1.10
Insurances

(1)
Seller has submitted prior to the date of this Agreement to Buyer a complete and correct list of all insurances with annual premiums exceeding EUR 100,000 in the individual case taken out by, or for the benefit of, the Target Companies, their assets, business operations, managing directors, supervisory board members or employees. Such insurances cover, to Seller's knowledge, all risks required by law to be covered (Pflichtversicherungen). To Seller's Knowledge, all insurance contracts are valid, subsisting and enforceable on the part of the Target Companies. To Seller's Knowledge, both the policyholder and the insurer have timely, duly and completely fulfilled all obligations under the insurance policies, and no provision thereof has been repudiated by either party thereto.

(2)
Annex 6.1.10 (2) contains, as of the date of this Agreement, a complete and correct list of events occurred since 1 January 2003 which entitled or entitle the Seller or the Target Companies to any insurance benefits in excess of EUR 50,000 in each case from the insurances listed in Annex 6.1.10 (2), or due to which such benefits have actually been claimed.

6.1.11
Material Intellectual Property Rights

To Seller's Knowledge, as of the date of this Agreement, the Target Companies own, or lawfully use, all patents, trademarks, domains and other intellectual property rights and know how which are material for carrying out the business in substantially the same fashion or manner as conducted on the date of this Agreement (herein collectively referred to as the "Material Intellectual Property Rights"). Annex 6.1.11 correctly lists, to Seller's Knowledge, all registered Material Intellectual Property Rights.

6.1.12
Assets

Each of the Target Companies is the legal or beneficial owner of all fixed assets (Anlagevermögen) and of all current assets (Umlaufvermögen) (herein referred to collectively as the"Assets") which have been included in the Financial Statements of such Target Company. The Assets are not encumbered with any rights of third party except for (i) customary rights of retention of title (handelsübliche Eigentumsvorbehalte), liens, pledges or other security rights in favour of suppliers, mechanics, workers, landlords, carriers and the like; (ii) security rights granted to banks and other financial institutions in respect of debt reflected in the Financial Statements of such Target Company; (iii) statutory security rights in favour of tax authorities or other governmental entities with respect to taxes which are reflected in the Financial Statements of such Target Company; and (iv) encumbrances which are not material and not included under (i) through (ii) above. Subject to the aforesaid, the Target Companies are free to dispose of the Assets in any manner, and such dispositions do not violate any legal obligations of any of the Target Companies.

6.2
Seller does not give any Guaranties other than those set forth in Section 6.1 above and none of the Seller's Guaranties shall be construed as a guaranty or representation with respect to the quality of the purchase object (Kaufgegenstand) within the meaning of Sections 276 (1), 443 German Civil Code (Garantie für Beschaffenheit der Sache).

Section 7

Remedies

7.1
Restitution in Kind; Damages

7.1.1
If and to the extent any of the Guaranties set forth in Section 6 is incomplete or incorrect, the Seller shall, at its election, either (i) put the Buyer and/or, in the Buyer's absolute discretion, any of the Target Companies within a period of twenty (20) Business Days of written notice by the Buyer of such breach of Guaranty in such position as the Buyer or any of the Target Companies (as the case may be) would have been in had the Guaranty given by the Seller been complete and correct (restitution in kind; Naturalrestitution); to the extent that such breach of Guaranty consists in the existence of a liability, restitution in kind shall include a full indemnity with respect to such Guaranty, or (ii) pay monetary damages (Schadenersatz in Geld) in accordance with Sections 249 et seq. German Civil Code to the Buyer and/or, in the Buyer's absolute discretion, to any of the Target Companies, without regard to certain earnings multiples applied by the Buyer to calculate the Total Purchase Price ("Euro for Euro principle"). If restitution in kind is fully impossible, such monetary damages shall substitute the restitution in kind; otherwise, monetary damages may be claimed by the Buyer in addition to restitution in kind in such amount as is necessary to compensate the Buyer or, as the case may be, the Target Companies, for all Losses suffered by them as a consequence of the breach of Guaranty. "Losses" shall mean (i) the actual damages and losses incurred by the respective Target Company including any liabilities or obligations and reasonable costs and expenses (herein "Target Company Losses"), (ii) the actual damages and losses incurred by Buyer including any liabilities or obligations and reasonable costs and expenses, (iii) the actual difference in the net value of the assets of the Target Companies which results from the incorrectness or breach of the Seller's Guarantee or covenant and is not already covered by (i) or ((ii) and (iii) herein ("Buyer Losses"), excluding, however, in any event, (x) any further potential or actual reduction in value (Minderung) of the Target Companies, and (y) any consequential damages (Folgeschäden) or lost profits (entgangener Gewinn) and (z) any internal costs and expenses incurred by the Target Companies or Buyer in pursuing or defending a Third Party Claim. If and to the extent damages are paid to any of the Target Companies, such payments, to the extent legally permissible, shall be construed and deemed as contributions (Einlagen) made by Buyer into the respective company and shall be treated as a reduction of the Purchase Price as between the Parties.

7.1.2
Any claims of the Buyer under this Section 7 are herein collectively referred to as "Guaranty Claims", and each of them as a "Guaranty Claim".

7.1.3
In the event of any breach or non-fulfillment by Seller of any of Seller's Guaranties, Buyer will give Seller written notice of such breach or non-fulfillment, with such notice stating the nature thereof and the amount involved, to the extent that such amount has been determined at the time when such notice is given, promptly after discovery of such breach or non-fulfillment.

  Without prejudice to the validity of the Guaranty Claim or alleged claim in question, Buyer shall allow, and shall cause the Target Companies to allow, Seller and its accountants and its professional advisors to investigate the matter or circumstance alleged to give rise to such Guaranty Claim, and whether and to what extent any amount is payable in respect of such Guaranty Claim and, for such purpose, Buyer shall give and shall cause the Target Companies to give, subject to their being paid their reasonable out-of-pocket costs and expenses, such information and assistance, including access to Buyer's and the Target Companies' premises and personnel and including the right to examine and copy or photograph any assets, accounts, documents and records, as Seller or its accountants or professional advisors may reasonably request, provided that any such measures do not unduly (unverhältnismäßig) interfere with the business of the Target Companies and further provided that the confidentiality interest of Buyer are duly protected, e.g. by appropriate means to limit the number and type of recipients. Seller shall treat all information obtained pursuant to this Section 7.1.3 as confidential.

7.2
Exclusion of further Remedies

The Parties agree that the Guaranty Claims under this Agreement supersede and replace any statutory buyer's rights, warranties or guaranties under applicable law, and that the remedies for breach of Guaranties provided for by this Agreement shall be the exclusive remedies available to the Buyer or the Target Companies, as the case may be. Any claims resulting from statutory buyer's rights, warranties or guaranties are herewith excluded to the extent permitted by law.

7.3
"Seller's Knowledge"

For the purposes of this Agreement, "Seller's Knowledge" shall mean actual knowledge (positive Kenntnis) of a Relevant Seller Person. For the purposes of this Section 7.3, "Relevant Seller Persons" shall mean the individuals listed in Annex 7.3.

7.4
No Double Relief

All remedies, including the claim for specific performance (Erfüllungsanspruch) under this Agreement, shall be cumulative and not alternative, except as expressly agreed to the contrary between the Parties.

7.5
Exclusion of Guaranty Claims

The Seller shall not be liable for, and the Buyer shall not be entitled to bring, any Guaranty Claim under this Agreement if and to the extent that:

(1)
the amount of the Guaranty Claim has been recovered in relation to the incident giving rise to the Guaranty Claim from a third party or under an insurance policy (provided, however, that any increase of insurance premium resulting from such recovery shall be borne by the Seller) or was not recovered as a consequence of Buyer or the Target Companies (after the Closing Date) failing to use reasonable best efforts to recover the amount from an unrelated third party or under applicable insurance policies;

(2)
the Guaranty Claim results from a failure of the Buyer or, as the case may be, the Target Companies to mitigate damages pursuant to Section 254 of the German Civil Code (BGB);

(3)
the matter to which the Guaranty Claim relates has been taken into account in the Financial Statements by way of a provision (Rückstellung), liability (Verbindlichkeit), exceptional depreciation (außerplanmäßige Abschreibung) or depreciation to reflect lower market values (Abschreibung auf den niedrigeren beizulegenden Wert);

  (4)
  the payment or settlement of any item giving rise to a Guaranty Claim has resulted in an actually realized and directly related tax benefit to the Target Companies or Buyer; any direct or indirect tax detriments shall also be taken into consideration;

  (5)
  the matter to which the Guaranty Claim relates was

  —
  (i) disclosed in the documents (including any written answers to information requests of Buyer) contained in the data room, a copy of which has been set aside in sealed boxes and is currently kept by Heissmann, the contents of which will be copied on a CD-ROM which CD-ROM, thereafter, will be delivered to and preserved by the recording civil law notary for purposes of providing evidence for a period of five (5) years after the Closing Date, in accordance with a joint instruction letter from the Parties and (ii) the information so disclosed shows the relevant facts in sufficient detail for buyer to understand the basic issue in question or to understand that an issue exists the details of which the buyer could have determined by asking additional questions; or

  —
  otherwise actually known ("positive Kenntnis") to a Relevant Buyer Person ("Buyer's Knowledge"). Relevant Buyer Persons are the individuals listed in Annex 7.5 (5). The contents of the Simmons & Simmons Legal Due Diligence Report, the Deloitte financial and the Deloitte Tax Due Diligence Reports shall be deemed to be within the actual knowledge of the Buyer.

  (6)
  the Guaranty Claim results from, or is increased by, the passing of, or any change in, after the Closing Date, any applicable law, statute, ordinance, rule, regulation, or administrative practice of any government, governmental department, agency or regulatory body including (without prejudice to the generality of the foregoing) any increase in the rates of Taxes or any imposition of Taxes or any withdrawal or relief from Taxes not actually (or prospectively) in effect at the Closing Date;

  (7)
  the procedures set forth in Sections 7.1.3 and 7.6 were not observed by Buyer or the Target Companies and Sellers are prejudiced by the non-compliance with such procedures.

7.6
Third Party Claims

If (i) an order of any governmental authority is issued or threatened to be issued against Buyer or the Target Companies or (ii) the Target Companies or Buyer are sued or threatened to be sued by a third party, including without limitation any government agencies which, in each case, can reasonably be expected to give rise to a Guaranty Claim (herein "Third Party Claim"), the following principles shall apply:

7.6.1
Buyer shall give Seller prompt written notice of such Third Party Claim. Buyer shall ensure that Seller shall be provided with all materials, information and assistance relevant in relation to the Third Party Claim, be given reasonable opportunity to comment or discuss with Buyer any measures which Seller proposes to take or to omit in connection with a Third Party Claim, and in particular Seller shall be given an opportunity to comment on, participate in, and review any reports and all relevant tax and social security audits or other measures and receive without undue delay copies of all relevant orders (Bescheide) of any authority, provided that any such measures do not unduly (unverhältnismäßig) interfere with, or otherwise have a Material Adverse Effect on, the Business or the business of Buyer and further provided that the confidentiality interests of Buyer are duly protected, e.g. by appropriate means to limit the number and type of recipients. Seller shall treat all information obtained pursuant to this Section 7.6.1 as confidential information. No admission of liability shall be made by or on behalf of Buyer or the Target Companies and the Third Party Claim shall not be compromised, disposed of or settled without the prior written consent of Seller, such consent not to be unreasonably withheld.

7.6.2
Seller shall be entitled at its own discretion to take such action as it shall deem necessary, or to request that Buyer take, or cause the Target Companies to take any action reasonably necessary, to avoid, dispute, deny, defend, resist, appeal, compromise or contest such Third Party Claim (including making counter claims or other claims against third parties), and Buyer will give and cause the Target Companies to give, subject to them being paid all reasonable out-of-pocket costs and expenses, all such information and assistance, as described above, including access to premises and personnel and including the right to examine and copy or photograph any assets, accounts, documents and records for the purpose of avoiding, disputing, denying, defending, resisting, appealing, compromising or contesting any such claim or liability as Seller or its professional advisors may reasonably request, provided that any such measures do not unduly (unverhältnismäßig) interfere with, or otherwise have a Material Adverse Effect on, the Business or the business of Buyer and further provided that the confidentiality interests of Buyer are duly protected, e.g. by appropriate means to limit the number and type of recipients. Seller shall treat all information obtained pursuant to Section 7.6.1 as confidential information.

7.6.3
In the event that a Third Party Claim is below the de minimis threshold agreed in Section 9.1 then notwithstanding the provisions of Sections 7.6.1 and 7.6.2 Buyer alone shall be entitled to take such action as it deems necessary in relation to the defence of that claim unless the asserted amount of the claim relates only to a partial amount (Teilbetrag) of the entire claim. In the event that a Third Party Claim is assessed to be above the Overall Cap set out in Section 9.1 so that both parties may be liable for a portion of such claim then notwithstanding the provisions of Sections 7.6.1 and 7.6.2 the party who has the greatest exposure pursuant to such Third Party Claim shall be entitled to take such action as it deems necessary in relation to the defence of that claim, but shall duly inform and consult with the other party on the claim and the defence actions in accordance with the provisions of this Section7 to the extent that the other party may be liable for a portion of such claim. No settlement shall be agreed upon without the prior consent of the other party which consent may not unreasonably be withheld.

7.6.4
The principles of this Section 7.6 shall apply mutatis mutandis to any claims or investigations pending against the Target Companies on the date of this Agreement to the extent that they could give rise to a Guaranty Claim.

Section 8

Taxes and Indemnities

8.1
Taxes

8.1.1
Definition

For the purposes of this Agreement, "Tax"/"Taxes" shall mean any taxes, tax credits, charges, duties and levies of any kind including social security contributions and other public law dues and public impositions of any kind, in particular (without limitation) any taxes within the meaning of Section 3 paras. 1 through 4 of the German Tax Code (Abgabenordnung), imposed by any governmental authority or other public body (herein referred to as the "Tax Authority") in any jurisdiction. For the purposes of this Agreement, Taxes shall further include any payments made as party liable for Taxes and payments to any other party pursuant to a tax sharing or indemnity arrangement, as well as any interest and any penalties or additions to tax imposed by a Tax Authority.

8.1.2
Tax Guaranty

To Seller's Knowledge, all returns, statements, reports and forms required to be filed by the Target Companies with respect to Taxes (within the meaning of Section 8.1) with respect to any Tax period having ended on or prior to the Closing Date have been or will be duly (in particular completely and correctly) prepared and duly and timely filed. All information required to be supplied to any Tax Authority has been, or will be prior to or on the Closing Date, duly and timely supplied. All Taxes due and payable by any Target Company on such returns or any other legal grounds prior to or on the Closing Date, have been or will be timely and fully paid. All transactions between members of the Seller's Group having occurred or occurring on or before the Closing Date are properly evidenced by the necessary supporting documents and have been done at arm's length standards and in full compliance with all applicable Regulations stipulated by the relevant Tax Authority.

8.1.3
Tax Indemnification

8.1.3.1
The Seller shall indemnify and hold harmless the Buyer, the Buyer's Group and/or, at the Buyer's discretion, any of the Target Companies from and against any Taxes incurred by or imposed on one of the Target Companies which

(1)
are allocable to Tax assessment periods (steuerliche Veranlagungszeiträume) or portions thereof ending on or before March 31, 2007;

(2)
are attributable to an entity belonging to the Seller's Group;

(3)
arise from or in connection with any breach of any Guaranty contained in Section 8.1.2 above.

8.1.3.2
No indemnity pursuant to Section 8.1.3.1, however, shall be provided for any such above-mentioned Taxes if and to the extent that

(1)
the amount of Taxes for which the Seller shall be held liable does not exceed the amount of accrued liabilities for Taxes and provisions for Taxes in the Financial Statements and is not yet paid until the Closing Date;

(2)
such Taxes are subject of a due and enforceable claim for repayment or indemnification against a third party;

(3)
such Taxes are the result of reorganisation or other measures taken by the Buyer, by companies affiliated with the Buyer within the meaning of Sections 15 et seq. of the German Stock Corporation Act (Aktiengesetz), or by the Target Companies;

(4)
such Taxes can be offset against Tax loss carry backs or loss carry forwards that are or were available (including as a result of subsequent tax audits) in the period to which such taxes are allocable, excluding, however, for the avoidance of doubt Tax loss carry backs that originated in periods after the Closing Date;

(5)
such Taxes allocable to periods ending prior to or on the Closing Date result from any change in the accounting and taxation practices made by any of the Target Companies (including methods of submitting taxation returns) introduced after the Closing Date, except if required under mandatory law or by applicable generally accepted accounting principles taking retroactive effect for periods before the Closing Date;

(6)
Buyer has breached any obligation pursuant to Section 8.1.4 and such breach may have increased the liability of the Seller (without prejudice to any other rights of Seller arising from the breach);

(7)
Buyer has breached any obligation pursuant to Section 8.1.5, unless Buyer's failure to comply with the requirements set forth in Section 8.1.5 has not prejudiced Seller's ability to mitigate such Taxes.

8.1.3.3
To the extent that Taxes to be indemnified pursuant to Section 8.1.3.1 result in a reduction of taxable income (steuerliches Minderergebnis) of any of the Target Companies or Buyer or any of its affiliates for periods after March 31, 2007 by reason of a reallocation of taxable income from periods after March 31, 2007 to periods until March 31, 2007 (e.g. in case of higher depreciations or a recognition of accruals as deductible expenses only for periods after March 31, 2007), the indemnification obligation of the Seller shall be reduced by the net present value of any such Tax benefit (in particular, a reduction of the taxable income or increase of loss carry forward) for the period after March 31, 2007 resulting from the foregoing; provided that such net present value shall be calculated on a lump sum basis applying a tax rate for all applicable income taxes (e.g., trade tax, corporate income tax, solidarity surcharge) of 40%, if the indemnification obligation arises until 31 December 2007, or 30%, if the indemnification obligation arises thereafter, and discounted by 5% p.a., for no more than five (5) years.

8.1.4
Tax Covenants of Buyer

8.1.4.1
Buyer guarantees to Seller that except as legally required by any Tax authority or otherwise required by mandatory law and after having given the Seller the opportunity to intervene, the Buyer will not cause or permit any of the Target Companies to make or amend any Tax election, Tax return or take any Tax position on any Tax return, enter or omit any action or transaction, merger or restructuring that results in any increased Tax liability (including Tax indemnification liability) of the Seller or its affiliated companies within the meaning of Section 15 of the German Stock Corporation Act or a reduction of their tax refunds (Rückerstattungsansprüche) or other similar claims.

8.1.4.2
Buyer shall (i) cause the Target Companies not to raise against any member of the Seller's group any claims relating to group charges (Steuerumlagen) for trade tax or other Taxes (whether actual or notional) imposed by the Seller's group for any Tax assessment period ending on or before the Closing Date and (ii) indemnify and hold harmless the Seller and any other company of Seller's group from all claims raised by any Target Company with respect to such group charges.

8.1.5
Tax Indemnification Procedure

8.1.5.1
Following the Closing Date, the Buyer shall notify within a reasonable time period (taking into account the actual urgency of the matter at hand, but in no case later than fifteen (15) Business Days after receipt of the relevant information) the Seller of any assessment or dispute relating to any Tax as well as of any Tax audit or any other decision or administrative or judicial proceeding in respect of any of the Target Companies that is issued, announced or commenced and that might constitute a basis for indemnification by the Seller pursuant to Section 8.3.1. Buyer shall notify the Seller of such matter by sending copies of the documents received from the Tax Authority. Buyer's notice shall be given within fifteen (15) Business Days after Buyer or the Target Company has received the relevant written information from the Tax Authority, or at any earlier date if required to enable the Seller to participate in any Tax audit and, in case of a Tax assessment or a decision upon a legal remedy against such assessment, in no case later than fifteen (15) Business Days prior to expiration of the applicable period available for an appeal against such assessment or decision. The notice shall be accompanied by evidence reasonably necessary to determine the underlying facts and the amount of the respective Tax. Buyer shall procure that the Target Companies allow the Seller to fully participate in any such Tax audit or other proceeding. If the Seller is not given notice in the manner and/or within the time periods set forth in this Section 8.1.5.1, then the Seller shall not have any obligation to indemnify the Buyer for any damages arising out of such asserted Tax liability unless Buyer's failure to duly notify the Seller has not prejudiced Seller's ability to mitigate such Taxes.

8.1.5.2
The Seller is entitled to bring forward or to perform on its own or through counsels of its choice and at its expense, any audit, claim for refund and administrative or judicial proceeding involving any asserted Tax liability with respect to which indemnity may be sought under Section 8.3.1 (any such audit, claim for refund or proceeding relating to an asserted Tax liability is herein referred to as a "Tax Contest"). If the Seller brings forward or performs a Tax Contest, then the Seller shall

  (1)
  within fifteen (15) Business Days of receipt of the Buyer's written notice pursuant to Section 8.1.5.1, notify the Buyer of its intent in respect of the Tax Contest.

  (2)
  ensure that the Seller or its designated representatives sends copies of any correspondence relating to the Tax Contest to the Buyer and will allow the Buyer to comment on any aspect ot the Tax Contest; it being understood that this does not affect Seller's right to bring forward or to perform a Tax Contest;

  (3)
  ensure that prior agreement is received from the Buyer in relation to any proposed settlement or agreement with any Tax Authority, which may not be unreasonably withheld by Buyer.

8.1.5.3
If the Seller brings forward or performs a Tax Contest under Section 8.1.5.2, then the Buyer

(1)
is obliged to cooperate and cause the Target Companies or their respective successors to cooperate, at the Seller's expense, in each phase of such Tax Contest;

(2)
shall promptly authorize, and shall cause the respective Target Company to authorize, (by power-of-attorney and such other documentation as may be required) the designated representative of the Seller to represent the Buyer and/or the respective Target Company or their successors in the Tax Contest.

8.1.5.4
If the Seller does not bring forward or perform such Tax Contest or fail to notify the Buyer of its intention to do so, the Buyer or the respective Company may pay, settle or contest such asserted Tax liability, (provided that neither the Buyer nor any of the Companies may pay or settle any asserted Tax liability if and to the extent the Seller has raised an objection).

8.1.6
Tax Refunds

If any of the Target Companies or any company of the group of the Buyer receives a Tax refund (e.g. by actual payment, set-off, deduction or otherwise) relating to a period ending prior to or on March 31, 2007 (to the extent not reflected in the Preliminary Financial Statements as an asset), the amount of the Tax refund together with any interest paid by any Tax Authority shall be paid by the Buyer to the Seller. The Buyer shall notify the Seller of any such Tax refund within a period of fifteen (15) Business Days. Any amount payable to the Seller pursuant to this Section 8.6 shall be due and payable within thirty (30) Business Days after the Tax refund and interest, as the case may be, has been received by the respective Target Company, and a failure by Buyer to timely pay such amount shall result in immediate default (Verzug) of Buyer without any reminder by the Seller being required.

8.1.7
Cooperation on Tax Matters

Buyer and Seller shall reasonably cooperate, and shall cause their representatives to reasonably cooperate, with each other in connection with all Tax matters relating to any period ending prior to or on the Closing Date, including the preparation and filing of any Tax Return or the conduction of any audit, investigation, dispute or appeal or any other communication with any Tax Authority. Each Party shall bear its own expenses and fees in connection with this section. Cooperation between Buyer and Seller shall include (but shall not be limited to) the providing and making available by Buyer of all books, records and information, and the assistance of all officers and employees of the Target Companies to the extent necessary or useful in connection with such Tax matters. Buyer agrees to cause the Target Companies to give Seller reasonable notice prior to transferring, discarding or destroying any books and records relating to Tax matters and, if Seller so requests, to allow Seller to take possession of such books and records.

8.1.8
Tax Filings after Closing

8.1.8.1
The Buyer shall prepare and make all Tax filings relating to periods ending prior to or on the Closing Date required to be filed by or on behalf of the Companies after the Closing Date,

  subject, however, in the case of any Tax filings for the periods ending prior to or on the Closing Date, to the review and prior written approval of the Seller (which may not unreasonably be withheld).

8.1.8.2
Tax filings for periods ending prior to or on the Closing Date shall be prepared on a basis consistent with those prepared for prior Tax assessment periods. This requirement will only apply where those previous tax returns have been prepared in line with the current tax law. The Buyer shall ensure that any Tax filing to be reviewed and approved by the Seller will be furnished to the Seller no later than 30 days prior to the due date of such Tax filing.

8.2
Past Claims Indemnity

The Seller shall—irrespective of any fault on its part (verschuldensunabhängig)—indemnify and hold harmless ("Freistellen") the Buyer and the Buyer's Group and each of the Target Companies and their respective officers, directors and employees (each a "Beneficiary" and collectively the "Beneficiaries") from and against all Indemnified Losses meaning (i) the actual damages and losses incurred by the respective Target Company including any liabilities or obligations and reasonable costs and expenses, (ii) the actual damages and losses incurred by Buyer including any liabilities or obligations and reasonable costs and expenses, excluding, however, any further potential or actual reduction in value (Minderung) of the Target Companies, any consequential damages (Folgeschäden) or lost profits (entgangener Gewinn) and any internal costs and expenses incurred by the Target Companies or Buyer) which arising from a claim raised by any third party against one of the Target Companies resulting from or caused by—directly or indirectly—services rendered or instructions taken by one of the Target Companies prior the Closing Date (herein referred to as the "Past Claims Indemnity").

8.3
Indemnity from Buck and Management Transactions

The Seller shall—irrespective of any fault on its part (verschuldensunabhängig)—indemnify and hold harmless ("Freistellen") the Buyer and the Buyer's Group and each of the Target Companies and their respective officers, directors and employees (each a "Beneficiary" and collectively the "Beneficiaries") from and against all Indemnified Losses (as defined in Section 8.2) arising from the dissolution of the Joint Venture between Buck Consultants, Inc. (later Buck Consultants, LLC) and Buck Consultants GmbH and Heissmann (including the acquisition by Seller of certain Shares from Buck Consultants GmbH as well as the redemption of shares in Buck Heissmann Holding) in 2007 and the acquisition of further Shares from the managing directors of Heissmann and the Heissmann Partner Civil Law Partnership (GbR) prior to the Closing.

8.4
Third Party Claims

Section 7.6 applies mutatis mutandis to any third party claim which can reasonably be expected to give rise to a claim of the Buyer under this Section 8.

8.5
Knowledge of Buyer

In view of the existence of the provisions of Section 7.5 (5) and of Section 11.1.3 of this Agreement, the provisions of Section 442 of the German Civil Code and Section 377 of the German Commercial Code shall not apply.

The Parties hereby expressly agree that the provisions of Section 7.5 (5) and of Section 11.1.3 of this Agreement shall also apply for all purposes to the Indemnification Claims arising under Section 8. If for any reason it becomes necessary to invoke the indemnity in Section 8.2 in relation to those six (6) claims disclosed to Buyer pursuant to Section 6.1.8 which might give rise to Section 8.2 Claims (the "Disclosed Claims"), the parties agree that the Buyer's Knowledge qualifications set forth in Sections 7.5 (5) and Section 11.1.3 shall not apply in relation to the Disclosed Claims. However, irrespective of the fact that the Buyer is aware of the assertion of the Disclosed Claims, all other provisions regarding Section 8.2 Claims shall apply to the Disclosed Claims (in particular, but not limited to, Section 9.1.2).

Section 9

Seller's Liability, De Minimis, Cap, Time Limits

9.1
De Minimis, Cap

9.1.1
No liability shall arise for the Seller for individual Guaranty Claims or claims arising under Sections 8.1 or 8.3 ("Sections 8.1 and 8.3 Claims") which do not exceed EUR 100,000 (one hundred thousand Euros) per claim. Furthermore, no liability shall arise for the Seller if the aggregate amount of all Guaranty Claims and all Sections 8.1 and 8.3 Claims does not exceed EUR 2,000,000 (two million Euros). If the aggregate amount of all Guaranty Claims and all Sections 8.1 and 8.3 Claims—which in the individual case exceed EUR 100,000 per claim—exceeds EUR 2,000,000, then Seller shall be liable only for the exceeding amount (Freibetrag).

9.1.2
No liability shall arise for the Seller for individual claims arising under Section 8.2 ("Section 8.2 Claims") which do not exceed EUR 100,000 (one hundred thousand Euros) per claim. Furthermore, no liability shall arise for the Seller if the aggregate amount of all Sections 8.2 Claims in excess of EUR 100,000 does not exceed EUR 15,300,000 (Euro fifteen million threehundredthousand) for each 12 month-period after the Closing Date ("Annual EUR 15.3 Mio Protection") except if and insofar as an individual claim exceeds an amount of EUR 5,100,000 in which case the exceeding amount of such claim shall not be subject to the Annual EUR 15.3 Mio Protection and Buyer shall be able to claim the amount in excess of EUR 5,100,000. If the aggregate amount of all Section 8.2 Claims in excess of EUR 100,000 exceeds the Annual EUR 15.3 Mio Protection, then Seller shall only be liable for the exceeding amount (Freibetrag).

9.1.3
The aggregate total liability of Seller for all Guaranty Claims and all Sections 8.1 and 8.3 Claims shall not exceed an amount equal to 25% of the Total Purchase Price ("Tier I Cap").

9.1.4
The aggregate total liability of Seller for the total of (i) all Guaranty Claims and all Sections 8.1 and 8.3 Claims (subject to the "Tier I Cap") and (ii) all Section 8.2 Claims shall not exceed an amount equal to 50% of the Total Purchase Price ("Overall Cap"). For the avoidance of doubt: the Tier I Cap and the Overall Cap shall not be added to each other and shall thus not result in a combined cap equal to 75% of the Total Purchase Price; for the avoidance of doubt it is noted that the full amount of the Overall Cap is available for Section 8.2 Claims if no Guaranty Claims and Sections 8.1 and 8.3 Claims exist.

9.1.5
With respect to any Guaranty Claims, Sections 8.1 and 8.3 Claims and Section 8.2 Claims which Buyer has not asserted in accordance with this Agreement within a period of two years after Closing in a manner which is required in order to interrupt statutory limitation periods, claims against Seller can only be asserted for 80% of the amount for which Seller would have been responsible under this Agreement had the respective claims been asserted in accordance with this Agreement within a period of two years after Closing in a manner which is required in order to interrupt statutory limitation periods ("Phase II Claims").

9.1.6
With respect to any Guaranty Claims, Sections 8.1 and 8.3 Claims and Section 8.2 Claims which Buyer has asserted in accordance with this Agreement within a period of two years after Closing ("Phase I Claims"), a cap equal to 50% of the Total Purchase Price ("Phase I Cap") shall apply.

With respect to any Phase II Claims, a cap equal to 40% of the Total Purchase Price ("Phase II Cap") shall apply.

When determining the amount of the Phase II Cap available for Phase II Claims 80% of the paid or justified (begründet) Phase I Claims should be deducted from the Phase II Cap. Until a Phase I Claim has been finally rejected, it will be deemed as justified for the purposes of the preceding sentence.

  The following examples are to illustrate the rules set forth in this Section 9.1.6:

  For the sake of convenience, the examples assume that the Total Purchase Price amounts to EUR 100 million, so that the Phase I Cap amounts to EUR 50 million and the Phase II Cap amounts to EUR 40 million.

Example I:
Phase I:
Phase I Claims	EUR 55 million
Phase I Cap	EUR 50 million
Claims to be satisfied	EUR 50 million
No room left for Phase II Claims.
Example II:
Phase I:
No Phase I Claims.
Phase I Cap	EUR 50 million
Phase II:
Phase II Claims	EUR 44 million
Phase II Cap	EUR 40 million
Claims to be satisfied	EUR 40 million
Example III:
Phase I:
Phase I Claims	EUR 20 million
Phase I Cap	EUR 50 million
The Phase I Claims have to be satisfied in full.
Phase II:
Phase II Claims	EUR 30 million
Phase II Cap	EUR 40 million
80% of the Phase I Claims to be deducted from the Phase II Cap (40-(80% of 20))=	EUR 24 million
therefore available Phase II Cap	EUR 24 million

  Accordingly, Phase II Claims have only to be satisfied in the amount of EUR 24 million.

  Summary:

  Buyer has received payments of EUR 20 million with respect to the Phase I Claims and EUR 24 million with respect to the Phase II Claims, i.e. a total of EUR 44 million.

9.1.7
For the purposes of determining the Tier I Cap, the Overall Cap, the Phase I Cap and the Phase II Cap under this Section 9.1 the Total Purchase Price shall be reduced by an amount equal to that portion of the Total Purchase Price which is attributable to Buck Consultants, LLC according to Annex 3.2.

9.1.8
When calculating the amount of liability of Seller under this Agreement, advantages in connection with the relevant matter shall be taken into account (Vorteilsausgleich) and Seller shall not be liable under this Agreement in any respect of any Guaranty Claim, Sections 8.1 and 8.3 Claims or Section 8.2 Claim for any Buyer Losses or Target Company Losses to the extent of any corresponding current savings by or current net benefit to the Buyer or any affiliate of Buyer arising therefrom, in each case in accordance with and subject to Sections 249 et seq. German Civil Code.

9.1.9
The limitations under this Section 9.1 shall not apply in the event of intent (Vorsatz) on the part of the Seller (§ 276 BGB).

9.2
Limitation Periods

All claims of the Buyer arising under Sections 7 and 8 of this Agreement shall be time-barred (verjähren) upon expiration of a period of 24 months after the Closing Date, except for

(1)
any Guaranty Claims of the Buyer arising from a breach in respect of Sections 6.1.1 (1), 6.1.1 (2) and 6.1.1 (4) which shall be time-barred fifteen (15) years after the Closing Date;

(2)
any claims of the Buyer arising under Section 8.2 (Section 8.2 Claims) which shall be time-barred after a period of five (5) years after the Closing Date;

(3)
any claims of the Buyer arising under Section 8.1 (Tax Indemnity) which shall be time-barred upon expiration of a period of six (6) months after the date of the final, non-appealable (bestandskräftig) assessment concerning such Tax; The Buyer shall make reasonable efforts to achieve that the Tax authorities conduct tax audits (Betriebsprüfungen) with respect to the Target Companies as soon as possible after the Closing;, but it is acknowledged that the Buyer does not have any right under German tax law to force a tax audit to take place nor have any influence over the timing of any tax audit;

(4)
any Guaranty Claims of the Buyer arising under Guaranties which the Seller issued—intentionally (mit Vorsatz)—incompletely or incorrectly, which shall be time-barred in accordance with the statutory rules set forth in Sections 195, 199 of the German Civil Code, if not any longer limitation period arises from subsections (1) through (3);

  (The limitation periods set forth in this Section 9.2 are herein collectively referred to as the "Limitation Period").

Section 10

Seller's Covenants

10.1
No Deviation from the Ordinary Course of Business

10.1.1
From the date of this Agreement through the Closing Date, the Buyer shall have the right to request information on any major transaction or decision which might substantially affect the business of at least one of the Target Companies, and shall be given access to the books and records, management, auditors and advisers of the Target Companies, provided that Buyer shall not unduly (unverhältnismäßig) interfere with or unduly disrupt the business of the Target Companies. The Seller shall, and cause the Target Companies to, provide such information to the Buyer without delay (unverzüglich).

10.1.2
Notwithstanding Section 10.2 and except as disclosed in Annex 10.1.2 the Seller shall procure for the period between the date of this Agreement and the Closing Date that each Target Company operates its business only in the ordinary course of business with the standard of care of a prudent merchant and consistent with past practice. The Seller shall procure during the period set forth in sentence 1 that no Target Company deviates from such ordinary course of business. In particular, but without limitation, the Seller shall procure during the period set forth in sentence 1 (always except as disclosed in Annex 10.1.2) that the Target Companies refrain from

  (1)
  incurring any obligation or liability exceeding the amount of EUR 100,000 in the individual case, except current trade payables in connection with the purchase of goods or services in the ordinary course of business and consistent with prior practice;

  (2)
  mortgaging, pledging, assigning or transferring for security purposes or subjecting to liens, charges or any other encumbrances any of its fixed assets which are necessary for carrying out the Business in substantially the same fashion and manner as at the date of this Agreement (herein referred to as "Material Assets") with a value at risk of more than EUR 100,000 in each individual case except for any encumbrance arising by operation of law;

  (3)
  selling, transferring, agreeing to transfer, leasing to others or otherwise disposing of, acquiring or agreeing to acquire any of its Material Assets exceeding the amount of EUR 100,000 in the individual case;

  (4)
  taking up any loans or credits or receiving other financing, except short-term financing, not exceeding EUR 100,000 in the individual case, as well as assuming the liability for third parties' debt with a value at risk exceeding EUR 100,000 in the individual case, or granting any loans, credits, financing or security in excess of EUR 100,000 in the individual case;

  (5)
  establishing any entity; acquiring or selling (including by merger or contribution (Einbringung)) any participation (including silent partnerships) in other entities or incurring the obligation to acquire or sell such participation except as disclosed to the Buyer in the course of the Buck Transactions;

  (6)
  entering into any collective bargaining agreement; making any change in the rate of salaries, bonuses or other incentives, or paying or agreeing to pay, any bonus, extra compensation, pension or severance pay, to any managing director or similar executive or other employee other than in the ordinary course of business;

  (7)
  commencing any new branches of business, abandoning of branches and closing of permanent establishments (Betriebsstätten); making any material changes in its purchasing, selling, pricing, marketing or personnel practices;

  (8)
  cancelling, terminating or materially amending or modifying any Material Agreement;

  (9)
  increasing or reducing its share capital, redeeming or re-purchasing its shares, or issuing, granting or selling any options, rights or warrants with respect to shares; amending or otherwise materially changing its articles of association or shareholders' agreements; resolving on or distributing any dividends, neither openly nor hidden; making any payments to their respective shareholders and/or the Seller or any of the Seller's affiliates (other than the Target Companies);

  (10)
  making or agreeing to make any capital expenditures on fixed assets in excess of an aggregate of EUR 100,000 (the Target Companies made and will make, however, all capital expenditures on the Properties at least in a manner and at a time consistent with its prior practice);

  (11)
  making any change (or file for such change) in any method of Tax accounting; making, changing or rescinding any material Tax election, filing any amended Tax return (except as required by applicable Law), entering into any closing agreement relating to Taxes, waiving or extending the statute of limitations in respect of Taxes; settling or compromising any material Tax liability, audit, claim or assessment, or surrendering any right to claim for a Tax refund;

  (12)
  waiving, releasing, assigning or settling any pending or threatened litigation, or cancelling, settling or waiving any claim or right, with a value in excess of EUR 100,000;

  (13)
  failing to maintain in full force and effect the existing insurance policies covering the Target Companies and their respective properties, assets and businesses unless in the ordinary course of business (e.g. change of insurers, termination of contract in case of disposal of real property, etc.);

  (14)
  selling the business in whole or in material parts, performing transactions under the German Transformation Act (Umwandlungsgesetz), resolving any amendments to or modifications of articles of association or entering into any agreements within the meaning of Sections 291 et seq. of the German Stock Corporation Act.

10.1.3
The Seller shall not, and shall cause the Target Companies not to, take any action, directly or indirectly, to cause any of the Seller's Guaranties to be incorrect or incomplete in any material respect. The Seller shall inform the Buyer without delay (unverzüglich) of any circumstance or occurrence rendering to Seller's Knowledge any Seller's Guaranty as of the Closing Date incomplete or incorrect.

10.2
Transition of Business

The Seller covenants that the Target Companies and their businesses are duly lead over to the Buyer upon Closing, in particular, without limitation, that any material information necessary for the Buyer or the managing directors of the Target Companies is available in order to effect a seamless transition of such business. In particular, the Seller shall use reasonablr best efforts to procure that all material files, data, binders, records, databases, archives relating to the Target Companies and their businesses which are necessary to continue such businesses as operated before Closing, are kept and maintained in, and can be used by, the respective Target Company; to the extent that such documents etc. are currently kept by the Seller or other of its Affiliates, the Seller shall use reasonable best efforts that such documents etc. (or copies thereof if originals are not required by the Target companies) are handed over or made otherwise accessible to the Target Companies upon their request.

10.3
Damages

10.3.1
Subject to Section 10.3.2, the Seller shall irrespective of any fault on its part (verschuldensunabhängig) indemnify and hold harmless the Buyer and the Buyer's Group and/or, at the Buyer's absolute discretion, any of the Target Companies, from and against any and all Losses (as defined under Section 7.1.1) arising out of or in connection with a breach of any of the covenants set forth in this Section 10.

10.3.2
In the event of any breach of the foregoing Seller's Covenants, Sections 7 and 9 shall apply mutatis mutandis.

Section 11

Representations of Buyer

11.1
Buyer's Representations

The Buyer hereby represents to the Seller that the statements set forth hereinafter are true and accurate as of the date of this Agreement and as of the Closing Date:

11.1.1
The Buyer is a limited liability company duly established and validly existing under the laws of its jurisdiction of incorporation.

11.1.2
This Agreement constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms and conditions. The Buyer is duly authorised to enter into and consummate this Agreement, including the transactions contemplated herein.

11.1.3
To Buyer's Knowledge as per the Date of this Agreement none of Seller's Guaranties is incorrect or incomplete.

11.2
Remedies

If any of the representations set forth in Section 11.1 is not true, accurate and complete in every respect, or if the Buyer is in breach of its obligations under Section 11.1, Sections 7.1 through 7.6 shall apply mutatis mutandis (i.e. the Seller shall have the rights and obligations attributed to the Buyer under Sections 7.1 through 7.6, and vice versa). Any claims hereunder shall be time-barred upon expiration of a period of 24 months, except for any claim arising from—directly or indirectly—a breach of the representation under Section 11.1.3.

Section 12

[left intentionally blank]

Section 13

Guarantor for Buyer Obligations

The Guarantor hereby guarantees (Garantie as opposed to Bürgschaft) vis-à-vis the Seller the performance by Buyer of all obligations of Buyer under this Agreement.

Section 14

Confidentiality and Press Releases

14.1
Confidentiality in Relation to Target Companies

The Seller shall keep strictly confidential all information it has in relation to the Target Companies and their business operations, effectively prevent any access by third parties to such information and shall not use such confidential information for itself or for any third party except to the extent that the relevant facts or circumstances are publicly known, become publicly known without any violation of this covenant, or the disclosure of which is required by mandatory law, any binding court ruling or administrative order, or under capital markets regulation.

14.2
Confidentiality in Relation to this Agreement and the Parties

The Parties shall (i) keep strictly confidential any information obtained by them in connection with the negotiation and execution of this Agreement with respect to this Agreement, the transactions contemplated herein and the other Parties and their affiliated companies within the meaning of Sections 15 et seq. of the German Stock Corporation Act (except for the Target Companies, to which Section 14.1 shall apply exclusively), (ii) effectively prevent any access by third parties to such information and (iii) shall not use such confidential information for itself or for any third party except to the extent that the relevant facts or circumstances are publicly known, become publicly known without any violation of this covenant, or the disclosure of which is required by mandatory law, any binding court ruling or administrative order, or under capital markets regulation.

14.3
Passing on of Information

The Seller shall, however, have the right to pass on any information protected in Section 14.2 to other entities of the Seller's Group necessary for the purposes of the execution and consummation of this Agreement and the transactions contemplated herein. The Buyer shall have the right to submit any information protected in Section 14.2 to any of its Affiliates or any third party for the purposes of the execution and consummation of this Agreement and the transactions contemplated herein or to the extent such submission is in the Buyer's fair interest. Before passing on any such information, the informing Party shall commit the recipients of such information in writing to confidentiality according to Section 14.2.

14.4
Press Statements

Before making any press release or similar voluntary announcement with respect to the details of this Agreement and the transactions contemplated herein, the Parties shall (or, in the case of public announcements required by applicable law or capital markets regulation, use their best efforts to) reach an agreement on the content of such press release or similar voluntary announcement.

Section 15

Costs and transfer taxes

15.1
Costs of Advisors

Each Party shall bear its own costs and expenses in connection with the preparation, execution and consummation of this Agreement, including, without limitation, any and all professional fees and charges of its advisors.

15.2
Other Costs; Fees

The costs of the notarisation of this Agreement and the fees of the competent antitrust authorities shall be borne by the Buyer.

15.3
Transfer Taxes

Any transfer taxes including, without limitation, real estate transfer tax (Grunderwerbsteuer), and similar domestic or foreign taxes or charges resulting from the execution and consummation of this Agreement shall be borne by the Buyer. Capital gains taxes shall be borne by the Seller. It is the mutual understanding of the Parties that the transaction contemplated by this Agreement is not subject to VAT.

Section 16

Assignment of Rights and Obligations

16.1
Assignment

16.1.1
This Agreement and any rights and obligations hereunder cannot be assigned in whole or in part without the prior written consent of the other Parties hereto.

16.2.2
Buyer and Seller, however, may assign this Agreement or any rights or obligations hereunder to any of its affiliated companies within the meaning of Sections 15 et seq. of the German Stock Corporation Act. In the event of any such transfer or assignment, the Buyer or the Seller, respectively, hereby guarantees the performance of the obligation of the transferee or assignee under this Agreement.

Section 17

Notices

17.1
Form of Notice

Any statement of legal significance, notice or other declaration (herein referred to as "Notices" and each of them as a "Notice") in connection with this Agreement shall be made in writing, unless notarisation or any other specific form is required by mandatory law. The written form shall include telecopy (but no other transmission by way of telecommunication) and exchange of letters. Any electronic form (e.g. e-mail) shall not replace the written form.

17.2
Notices to Seller

Any Notice to be given to the Seller hereunder shall be addressed as follows:

  Allianz Lebensversicherungs-AG

  Reinsburgerstraße 19

  70178 Stuttgart

  Germany

  Attention: CEO (currently Dr Maximilian Zimmerer)

  with a copy to Head of Investment Controlling Life/Health Department (currently Dr Andreas Gruber)

  Phone: +49 711 663 4060

  Fax: +49 711 663 3066

  Notices to Buyer

  Any Notice to be given to the Buyer hereunder shall be addressed as follows:

  Watson Wyatt Limited, Attn Babloo Ramamurthy, 21 Tothill Street, London, SW, England

  with a copy to General Counsel's office, Watson House, Reigate, Surrey, RH2 9PQ, England;

  with a copy to: Simmons & Simmons, Attn. Dr. Ulrich Brauer, Breite Str.. 31, 40213 Duesseldorf, Germany.

17.3
Change of Address

The Parties are to, without being legally obliged to, communicate any change of their addresses set forth in Section 17.2 as soon as possible in writing to the other Parties. Until such communication, the address as hitherto shall be relevant.

17.4
Copies to Advisors

17.4.1
The receipt of copies of Notices hereunder by the Parties' advisors shall not constitute or substitute the receipt of such Notices by the Parties and the Parents themselves.

17.4.2
Any Notice hereunder shall be deemed received by a Party regardless of whether any copy of such Notice has been sent to or received by an advisor of such Party or the acting civil-law notary, irrespective of whether the delivery of such copy was mandated by this Agreement.

Section 18

Miscellaneous

18.1
Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Germany, excluding the United Nations Convention on Contracts for the International Sale of Goods (CISG).

18.2
Arbitration

18.2.1
Any dispute, controversy or claim arising from or in connection with this Agreement or its validity shall be finally settled by three arbitrators, being either attorneys, judges or former judges, in accordance with the Arbitration Rules of the German Institution of Arbitration e.V. (Deutsche Institution für Schiedsgerichtsbarkeit (DIS)) without recourse to the ordinary courts of law. The place of arbitration shall be Frankfurt am Main. The language of the arbitral proceedings shall be English, provided, however, that written evidence may be submitted in either the English or German language.

18.2.2
In the event that mandatory applicable law requires any matter arising out of or in connection with this Agreement and its execution to be decided upon by an ordinary court of law, the competent courts in Frankfurt am Main shall have the exclusive jurisdiction.

18.2.3
For any matters of temporary relief (Maßnahme des einstweiligen Rechtsschutzes) the jurisdiction of the competent courts shall remain unaffected.

18.3
Business Day

For the purposes of this Agreement, "Business Day" means a day on which banks are open for business in Frankfurt am Main and London.

18.4
Payments

All payments to be made under or in connection with this Agreement shall be effected in Euro.

18.5
Amendments, Supplementation, Suspension

Any amendment, supplementation or suspension of this Agreement, including of this provision, shall be valid only if made in writing, except where a stricter form (e.g. notarisation) is required under applicable law. Section 17.1 sentences 2 and 3 shall apply mutatis mutandis.

18.6
Headings; Definitions; Reference to German Legal Terms

18.6.1
The headings and sub-headings of the sections contained herein are for convenience and reference purposes only and shall not affect the meaning or construction of any of the provisions hereof.

18.6.2
Each definition made in this Agreement shall include singular and plural, regardless of its number. The verb "to procure" shall imply independent promises of guaranty. Verbs verbalised in the indicative mode and future tense (e.g., "will cause") shall denote an obligation. Any enumerations commencing with "in particular" shall be conceived as exemplary and not as exclusive.

18.6.3
The Parties shall be liable irrespective of any fault (verschuldensunabhängig) for any obligations under this Agreement unless other standards of fault have expressly been provided for in this Agreement.

18.6.4
This Agreement shall be construed according to German law standards. In the event that there is any conflict between the English legal meaning and the German legal meaning of this Agreement or of any part thereof the German legal meaning shall prevail.

18.7
Annexes

All Annexes attached hereto form an integral part of this Agreement.

18.8
Entire Agreement

This Agreement constitutes the full understanding of the Parties and the complete and exclusive statements of the terms and conditions of the Parties' agreements relating to the subject matter hereof and supersedes any and all prior agreements and understandings, whether written or oral, that may exist between the Parties with respect to the subject matter of this Agreement or parts thereof. There are no side agreements to this Agreement.

18.9
Severability

Should any provision of this Agreement be or become invalid, ineffective or unenforceable as a whole or in part, the validity, effectiveness and enforceability of the remaining provisions shall not be affected thereby. Any such invalid, ineffective or unenforceable provision shall be replaced by such valid, effective and enforceable provision as comes closest to the economic intent and purpose of such invalid, ineffective or unenforceable provision as regards subject-matter, amount, time, place and extent. The aforesaid shall apply mutatis mutandis to any gap in this Agreement.

Upon advice pursuant to § 14 of the Act on Notarial Recordings (BeurkG), the appearing persons waived the reading of the lists in Annexes 6.1.4 (1) and 6.1.5 (1). These Annexes were reviewed and signed by the appearing persons.

The foregoing protocol including all other Annexes thereto was read aloud to the appearing persons, presented to them for review, approved by them and signed by them and the civil-law notary by their own hands as follows:

  /s/ Dr. Matthias Scheifele

  /s/ Stefan Skulesch

  /s/ W Hauser, Notary

List of Annexes

Annex 3.2	Purchase Price Allocation
Annex 5.7.2	Closing Minutes
Annex 6.1.1 (3)	Shareholders' Agreements etc.
Annex 6.1.1 (5 a)	Silent Partnership Agreements, Domination and Profit & Loss Pooling Agreements, etc.
Annex 6.1.1 (5 b)	Cash Pool Systems, etc.
Annex 6.1.1 (6)	Joint Venture Agreements, etc.
Annex 6.1.2 (3)	Dividends since 1 January 2007
Annex 6.1.3 (2)	Leased real estate
Annex 6.1.4 (1)	Material Agreements
Annex 6.1.4 (2)	Non-compliance with Material Agreements
Annex 6.1.5 (1)	Managing directors, members of supervisory board
Annex 6.1.10 (2)	Insured Events
Annex 6.1.11	Intellectual Property Rights
Annex 7.3	Relevant Seller Persons
Annex 7.5 (5)	Relevant Buyer Persons
Annex 10.1.2	Deviation from ordinary course of business

QuickLinks

  Exhibit 10.2
Dr. Wolfgang Hauser
Share Purchase and Transfer Agreement
Share Purchase and Transfer Agreement (the "Agreement ")
Section 1 Corporate Ownership, Structure of the Target Companies
Section 2 Sale and Purchase of the Shares
Section 3 Purchase Price; Conditions of Payment
Section 4 Financial Statements
Section 5 Closing; Closing Conditions
Section 6 Seller's Guaranties
Section 7 Remedies
Section 8 Taxes and Indemnities
Section 9 Seller's Liability, De Minimis, Cap, Time Limits
Section 10 Seller's Covenants
Section 11 Representations of Buyer
Section 12 [left intentionally blank]
Section 13 Guarantor for Buyer Obligations
Section 14 Confidentiality and Press Releases
Section 15 Costs and transfer taxes
Section 16 Assignment of Rights and Obligations
Section 17 Notices
Section 18 Miscellaneous